EXHIBIT 23.1



                        Consent of Independent Auditors


The Board of Directors and Shareholders
Footstar, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Footstar, Inc. and subsidiary companies of our reports dated February 21, 1996, with respect to the consolidated balance sheets of Footstar, Inc. and subsidiary companies as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which reports appear in the Registration Statement on Form 10 of Footstar, Inc. dated September 25, 1996.

In addition, we consent to the reference to our firm under the heading "Experts" in the Registration Statement.


                                             /s/ KPMG Peat Marwick LLP
                                             --------------------------
New York, New York
January 30, 1997